EXHIBIT 21.01

SUBSIDIARIES OF MSC INDUSTRIAL DIRECT CO., INC.

CORPORATION	STATE OF INCORPORATION
Sid Tool Co., Inc.	New York
Primeline International, Inc.	New York
MSC Services Corp.	New York
Swiss Precision Instruments, Inc.	California
Enco Manufacturing Co., Inc.	New York
J&L America, Inc.	Michigan
MSC Acquisition Corp VI	New York
MSC Contract Management, Inc.	New York
MSC Foreign Properties Corporation	Delaware
American Specialty Grinding Co., Inc.	Massachusetts
MSC Acquisition Corp VII	New York
Mission Real Estate Acquisition Company	Delaware
Supply S DE RL DE CV	Mexico
MSC Industrial Supply ULC	Canada